EXHIBIT (c)(3)

Networking Agreement

Networking Agreement

This AGREEMENT is effective October 23, 2020, by and among Ameritas Investment Company, LLC (“Broker-Dealer”) and Variable Contract Agency, LLC (“Insurance Agency”).

WHEREAS, Insurance Agency is an insurance agency licensed by the state Insurance Departments and receives commissions from the sale and servicing of variable and other insurance products.

WHEREAS, Insurance Agency is a sister company to Broker-Dealer and operates independently from Broker-Dealer, with agents (“Agents”) duly licensed to solicit and sell the traditional and variable insurance policies of affiliated and unaffiliated insurance companies (“Policies”).

WHEREAS, Broker-Dealer is registered with the U.S. Securities and Exchange Commission (“SEC”) as a broker-dealer, pursuant to the provisions of the Securities Exchange Act of 1934 (the “1934 Act”) and is a member firm of the Financial Industry Regulatory Authority (“FINRA”). It is also registered with the securities commission in the states in which it operates.

WHEREAS, Insurance Agency proposes to have Broker-Dealer’s registered representatives, who are also Agents, solicit sales of the Policies, and

WHEREAS, to the extent such Policies are also deemed securities (“Variable Products”) under the Securities Act of 1933 as Amended (“1933 Act”), Insurance Agency delegates to Broker-Dealer, to the extent legally permitted, training and certain administrative responsibilities and duties,

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

A.	Appointment

Insurance Agency hereby appoints Broker-Dealer to supervise solicitations of the Variable Products, and to facilitate solicitations of sales of such Variable Products.

B.	Representations

1.	The Insurance Agency and Broker-Dealer each represents to the other that it and the undersigned officers have full power and authority to enter into this Agreement.

2.	Insurance Agency is an associated person of Broker-Dealer within the meaning of Section 3(a)(18) of the Exchange Act.

C.	Compliance with FINRA rules of fair practice and federal and state securities and state insurance laws

Insurance Agency and Broker-Dealer each agrees to abide by all rules and regulations of FINRA, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Variable Products, as applicable to each party.

D.	Licensing and/or appointment of representatives and agents

1.	All securities services provided in connection with the offer and sale of the Variable Products will be provided only through dual representatives who are: (I) registered representatives of the Broker-Dealer that are also registered and qualified as necessary with FINRA; and (2) licensed by an appropriate state regulator as insurance agents in the states in which they do business and, when required under applicable state insurance law, appointed insurance agents of the insurers for which they solicit applications for the Variable Products.
2.	Broker-Dealer certifies that each Agent will receive appropriate supervision in connection with the sale of Variable Products.

E.	Supervision of Registered Representatives

1.	Broker-Dealer shall have full responsibility for the training and supervision of all registered representatives, including the Agents, associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Variable Products, and all such persons shall be subject to the control of Broker-Dealer with respect to such persons’ activities in connection with the sale of the Variable Products. Broker-Dealer shall comply, and shall cause the Agents to comply, with all applicable federal and state laws, rules and regulations and FINRA rules governing best interest determinations and the suitability of recommendations, as applicable, to customers to purchase or exchange an insurance product registered with the SEC, including, without limitation, compliance with all applicable customer information disclosure requirements, customer information collection requirements, suitability and best interest determinations, supervisory review and approval requirements, personnel training requirements and related supervisory system requirements.

2.	In particular, and without limiting the foregoing, Broker-Dealer shall be responsible for ensuring that the Agents, prior to engaging in the solicitation of applications for the Variable Products, meet the following requirements: (1) are trained in the sale of the Variable Products; (2) are qualified under applicable federal and state laws to engage in the sale of the Variable Products; (3) are registered representatives of Broker-Dealer; (4) will limit solicitation of applications for the Variable Products to jurisdictions where the Variable Products are authorized for such solicitation, and (5) will meet the customer information disclosure and collection requirements under all applicable laws, rules and regulations. Broker-Dealer shall also cause all sales of the Variable Products to be reviewed for best interest or suitability, as applicable, as provided for in the FINRA rules and applicable laws, rules and regulations. Broker-Dealer’s submission of an application for a Variable Product shall be deemed to be a representation that the Broker-Dealer has determined the Variable Product to be suitable for, and in the best interest of, the applicant under applicable laws, rules and regulations. Broker-Dealer is specifically responsible for supervising and reviewing Agents’ use of sales literature and advertising and all other communications with the public in connection with the Variable Products.

3.	Broker-Dealer will supervise the activities of dual representatives, including by providing conduct manuals and/or written policies and procedures to dual representatives and monitoring their activities to help ensure compliance with the conduct manual and/or the written policies and procedures.

4.	Broker-Dealer will provide conduct manuals and/or written policies and procedures to Insurance Agency regarding unregistered employees of the insurance agencies, specifying the limitations on what activities they may engage in with respect to the Variable Products. Broker-Dealer will conduct periodic reviews consistent with Self-Regulatory Organization (“SRO”) obligations to ensure that the Insurance Agency and its unregistered employees are complying with the conduct manual and/or written policies and procedures, and shall make and keep a record of the results of any findings related to that periodic review.

F.	Handling of Customer Funds

1.	Broker-Dealer will handle customer funds and securities in accordance with all applicable statutory and regulatory requirements of the federal and state securities laws and SRO rules, in particular the net capital and customer protection rules of the federal securities laws.
2.	Only dual representatives may receive or handle customer funds routed through the Broker-Dealer and the Insurance Agency. Broker-Dealer and Insurance Agency will ensure, and have policies and procedures stating, that only dual representatives may receive or handle customer funds or securities in connection with the sale of the Variable Products.

G.	Sales promotion material and advertising

Broker-Dealer, in accordance with SRO rules, will approve all variable product advertisements and promotional materials it creates prior to their distribution to ensure they are in compliance with applicable statutory and regulatory requirements of the federal and state securities laws and SRO rules. Broker-Dealer will assume responsibility for all such advertisements and promotional materials, and all such materials will be considered materials of Broker-Dealer for purposes of the federal and state securities laws and SRO rules.

H.	Commissions payable

1.	Commissions resulting from transactions in Variable Products may be paid by the insurance company issuers to the Broker Dealer or Insurance Agency.
2.	Commissions paid to Agents on transactions in Variable Products will be determined solely by the Broker-Dealer. Such payments will be paid by, or as directed by and on behalf of, Broker-Dealer.
3.	Any transaction-based payments related to transactions in Variable Products made by the Insurance Agency will be made on a purely ministerial basis pursuant to instructions received from the Broker Dealer. The Insurance Agency will not exercise any discretion over the amount of the payments.
4.	Any transaction-based payments related to Variable Product sales made by the Insurance Agency will be made only to persons registered with and under the supervision and control of the registered Broker-Dealer.
5.	Any transaction-based payments related to transactions in Variable Product sales that are made by the Insurance Agency will be made "on behalf of” the Broker-Dealer.
6.	Broker-Dealer will report all commissions received for transactions in Variable Products on its FOCUS and FINRA Fee Assessment Reports.

I.	Books and records

The Insurance Agency and Broker-Dealer agree to maintain the books, accounts and records so as to clearly and accurately disclose the nature and details of transactions and to assist each other in the timely preparation of records. Broker-Dealer will maintain all required books and records related to transactions in Variable Products. Any books and records related to transactions in Variable Products maintained by the Insurance Agency will be the books and records of the Broker-Dealer. Such books and records will be made readily accessible to the staff of the Securities and Exchange Commission, to FINRA, to any other SRO, or to other relevant federal and state governmental authorities, upon request.

J.	Termination

This Agreement may be terminated at the option of any party upon one-hundred-eighty (180) days’ written notice to the other parties.

K.	Amendments

No amendment to this Agreement will be effective unless it is in writing and signed by all parties to the Agreement.

L.	Non-assignable

This Agreement may not be assigned by any party except by mutual consent.

M.	Severable

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

N.	Governing law

This Agreement will be construed in accordance with the laws of the State of Nebraska.

The Parties have caused this Agreement to be executed by the following authorized individuals for the purposes expressed herein.

Variable Contract Agency, LLC

By:	/s/ Gerald Q. Herbert

Print Name and Title:	Gerald Q. Herbert

VP, FR&A

Ameritas Investment Company, LLC

By:	/s/ Deidre D. Cadwell

Print Name and Title:	Deidre D. Cadwell

2nd Vice President Operations